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A&B REPORTS FIRST QUARTER 2011 NET INCOME OF $5.2 MILLION
•	Hawaii container volumes grow by 8 percent, but surge in fuel prices and challenging Transpacific environment drive Ocean Transportation loss for quarter
•	Favorable property sales, leasing results drive Real Estate earnings above expectations
•	Agribusiness profitable for fourth straight quarter

Honolulu (May 3, 2011) -- Alexander & Baldwin, Inc. (NYSE:ALEX) today reported that net income for the first quarter of 2011 was $5.2 million, or $0.12 per diluted share. Net income in the first quarter of 2010 was $17.3 million, or $0.42 per diluted share. Revenue for the first quarter of 2011 was $405.6 million, compared to $343.1 million for the first quarter of 2010.
“First quarter earnings were higher than the outlook for break-even results we issued on March 18, due to better operating performance, including property sales,” said Stanley M. Kuriyama, A&B president and chief executive officer. “As indicated in that outlook, our Ocean Transportation segment incurred a loss in first quarter, which traditionally is the weakest quarter in the year for shipping. The loss was attributable primarily to the precipitous rise in fuel prices, which outpaced Matson’s ability to employ its fuel surcharge adjustment mechanisms to mitigate the impact, as well as start-up losses for our second China service, which was not in existence in the first quarter of last year. Performance from our Real Estate and Agribusiness segments was, however, better than anticipated, helping us achieve overall profitability for the quarter.”

QUARTER SUMMARY
Net income in the quarter was $5.2 million, $12.1 million below 2010 first quarter earnings, due to a net loss for Ocean Transportation and lower Real Estate Sales, partially offset by improved Leasing and Agribusiness results, as well as lower corporate expenses.
Ocean Transportation’s operating loss in the quarter was principally due to the previously described acceleration of fuel prices, and to CLX2 start up losses that were expected, but were exacerbated by lower freight rates and volumes, due to increased overall capacity in the transpacific trade lane. The Company believes it will recoup a large percentage of fuel cost increases through surcharge mechanisms in 2011. Partially offsetting the negative factors mentioned above was an 8 percent increase in Hawaii container volumes, reflective, in part, of an improving Hawaii economy.
First quarter operating profit from Real Estate Sales, though lower than last year due to a large commercial sale that occurred in the first quarter of 2010, was better than anticipated due to the successful closing of various sales near the quarter end. First quarter sales included two commercial properties on Maui and Oahu, a commercial parcel on Kauai, an 86-acre vacant parcel on Maui, and the Company’s interest in the Bridgeport Marketplace joint venture in Valencia, California.
Real Estate Leasing operating profit in the quarter increased compared to last year due principally to the timing of portfolio sales and acquisitions. Leasing activity in the Mainland properties has been steadily improving, with occupancy at 91 percent in the first quarter compared to 85 percent in last year’s first quarter. Hawaii occupancy was 90 percent, down four percentage points compared to the first quarter of 2010, but this decline was almost entirely due to the July 2010 acquisition of the 74-percent-occupied Komohana Industrial Park.
Agribusiness was profitable for a fourth consecutive quarter, producing operating profit of $2.6 million in the first quarter, as compared to a $1.1 million loss in the same period last year. The improvement in results was due to higher molasses sales margins in 2011 and a $1.9 million valuation adjustment of coffee inventory in the first quarter of 2010.
On March 29, Massimo Zanetti Beverage, USA (MZB), the U.S. subsidiary of a global, vertically-integrated coffee company, purchased certain assets of the Kauai Coffee Company, and will operate the estate under a long-term lease agreement. The transaction did not result in a book gain or loss, but will prospectively result in modest improvement in the Agribusiness segment’s earnings and a reduction in the capital invested in that business.

TRANSPORTATION INDUSTRY
Ocean Transportation – First quarter of 2011 compared with 2010
	Quarter Ended March 31,
(dollars in millions)	2011	2010	Change
Revenue	$269.6	$229.5	17%
Operating profit (loss)	$(7.4)	$10.4	NM
Operating profit margin	NM	4.5%
Volume (Units)*
Hawaii containers	34,000	31,400	8%
Hawaii automobiles	17,900	21,800	-18%
China containers	30,200	14,500	2	X
Guam containers	3,300	3,500	-6%

*
Container volumes included for the period are based on the voyage departure date, but revenue and operating profit are adjusted to reflect the percentage of revenue and operating profit earned during the reporting period for voyages that straddle the beginning or end of each reporting period.

Ocean Transportation revenue increased 17 percent, or $40.1 million, in the first quarter of 2011 compared with the first quarter of 2010. The revenue increase was due to higher volumes, primarily in the China and Hawaii trades, resulting in a $37.7 million improvement.
Total Hawaii container volume increased 8 percent in the first quarter of 2011 due primarily to a newly signed connecting carrier agreement with a large international carrier and customer gains, but also reflects continuing growth in the overall market. Matson’s Hawaii automobile volume for the quarter was 18 percent lower than the first quarter of 2010, due primarily to the timing of automobile rental fleet replacement activity. China container volume more than doubled due to incremental volume from Matson’s second China string that commenced in the third quarter of 2010. Guam volume was lower in 2011 as compared to 2010 due primarily to competitive pressures.
Ocean Transportation posted an operating loss of $7.4 million in the quarter, compared to an operating profit of $10.4 million in the first quarter of 2010. The change in operating profit was principally due to higher fuel prices that could not be fully recovered through fuel surcharge mechanisms in the first quarter, and costs associated with the operation of Matson’s second China string (CLX2), which was not in existence in the first quarter of 2010.

Logistics Services – First quarter of 2011 compared with 2010
	Quarter Ended March 31,
(dollars in millions)	2011	2010	Change
Intermodal revenue	$53.9	$44.6	21%
Highway revenue	37.4	32.5	15%
Total Revenue	$91.3	$77.1	18%
Operating profit	$1.5	$1.9	-21%
Operating profit margin	1.6%	2.5%

Logistics Services revenue increased 18 percent, or $14.2 million, in the first quarter of 2011 compared with the first quarter of 2010. This increase was principally the result of an increase in intermodal and highway volume, which increased 14 percent and 7 percent, respectively. Intermodal growth was driven primarily by increased U.S. inland activity resulting from Ocean Transportation’s expanded China business. Highway volume increased due to an improvement in both full truckload and less-than-truckload business during the first quarter of 2011, partially offset by a large military project move in the prior year.
Logistics Services operating profit decreased 21 percent, or $0.4 million, to $1.5 million in the first quarter of 2011 compared with the first quarter of 2010. The operating profit decrease was due principally to the prior year’s large military project move that generated about $1.0 million in operating profit, and lower profitability at the Company’s warehousing business, partially offset by the higher intermodal volume cited above.

REAL ESTATE INDUSTRY
Real Estate Leasing and Real Estate Sales revenue and operating profit are analyzed before subtracting amounts related to discontinued operations. This is consistent with how the Company evaluates and makes decisions regarding capital allocation, acquisitions, and dispositions for the Company’s real estate businesses. Direct year-over-year comparison of the real estate sales results may not provide a consistent, measurable barometer of future performance because results from period to period are significantly affected by the mix and timing of property sales. Operating results, by virtue of each project’s asset class, geography, and timing, are inherently episodic. Earnings from joint venture investments are not included in segment revenue, but are included in operating profit.

Real Estate Leasing – First quarter of 2011 compared with 2010
	Quarter Ended March 31,
(dollars in millions)	2011	2010	Change
Revenue	$26.0	$23.6	10%
Operating profit	$10.6	$9.1	16%
Operating profit margin	40.8%	38.6%
Occupancy Rates:
Mainland	91%	85%
Hawaii	90%	94%
Leasable Space (million sq. ft.):
Mainland	6.4	7.2	-11%
Hawaii	1.5	1.1	36%

Real Estate Leasing revenue for the first quarter of 2011, before subtracting amounts presented as discontinued operations, was 10 percent higher than 2010, primarily due to the revenue impact resulting from the timing of acquisitions and dispositions and higher Mainland occupancies, which were partially offset by lower rents. Operating profit for the first quarter of 2011, before subtracting amounts presented as discontinued operations, was 16 percent higher than 2010 due to the reasons for the revenue increase previously described.

Real Estate Sales –First quarter of 2011 compared with 2010
	Quarter Ended March 31,
(dollars in millions)	2011	2010	Change
Improved property sales	$14.2	$55.2	-74%
Development sales	1.9	0.7	3	X
Unimproved/other property sales and investment gain	7.3	4.4	66%
Total revenue	$23.4	$60.3	-61%
Operating profit before joint ventures and real estate investment gain	$6.3	$22.1	-71%
Earnings from joint ventures and real estate investment gain	5.7	(0.7)	NM
Total operating profit	$12.0	$21.4	-44%

2011 First Quarter:  Revenue from Real Estate Sales was $23.4 million and included the sales of two commercial properties on Maui and Oahu and an 86-acre non-core land parcel on Maui. In addition to these sales, operating profit included an investment gain from the sale of the Company’s interest in the Bridgeport Marketplace development joint venture in Valencia, California, and earnings from the sale of a four-acre commercial parcel at the Company’s Kukui’ula joint venture on Kauai, partially offset by other joint venture holding costs.
2010 First Quarter:  Revenue from Real Estate Sales was $60.3 million and included the sales of the Mililani Shopping Center on Oahu, Kele Center on Maui and a 75-acre parcel on Kauai. In addition to these sales, operating profit included the payoff of an investment in a non-performing mortgage loan that was acquired in the fourth quarter of 2009, partially offset by other joint venture holding costs.

AGRIBUSINESS
Agribusiness – First quarter of 2011 compared with 2010
	Quarter Ended March 31,
(dollars in millions)	2011	2010	Change
Revenue	$16.1	$14.2	13%
Operating profit (loss)	$2.6	$(1.1)	NM
Tons sugar produced	6,700	--	NM

Agribusiness revenue increased 13 percent, or $1.9 million, in the first quarter of 2011 compared with the first quarter of 2010, due principally to higher molasses and third-party charter revenue, partially offset by a decrease in specialty sugar revenue as a result of planned lower sales volumes.
 Operating profit was $2.6 million in the first quarter of 2011 compared to an operating loss of $1.1 million in the first quarter of 2010. The improvement was due principally to higher molasses sales margins and a coffee inventory write-down taken in the first quarter of 2010.
Sugar production was higher in 2011 due to the commencement of the sugar harvest in mid-March of 2011, as compared to the commencement of the sugar harvest after the first quarter in 2010.

CORPORATE EXPENSES
First quarter 2011 corporate expenses of $4.2 million decreased by $2.4 million compared to the first quarter of 2010, due principally to lower settlement expenses for non-qualified benefit plans related to retirements.

CONDENSED CASH FLOW TABLE
	Year-to-Date March 31,
(Dollars in millions, Unaudited)	2011	2010
Cash Flow from Operating Activities	$(11)	$5

Capital Expenditures 1
Transportation	(11)	(3)
Real Estate	(2)	(2)
Agribusiness and other	(2)	(3)
Total Capital Expenditures	(15)	(8)

Other Investing Activities, Net	5	(14)
Cash Used in Investing Activities	$(10)	$(22)

Net Debt Proceeds	32	33
Capital Stock Transactions	5	1
Dividends Paid	(13)	(13)
Other Financing Activities, Net	--	--
Cash Provided by Financing Activities	$24	$21

Net Increase in Cash	3	4

1	Excludes non-cash 1031 transactions and real estate development activity.

Alexander & Baldwin, Inc., headquartered in Honolulu, is engaged in ocean transportation and logistics services, through its subsidiaries, Matson Navigation Company, Inc. and Matson Integrated Logistics, Inc.; in real estate, through A&B Properties, Inc.; and in agribusiness, through Hawaiian Commercial & Sugar Company. Additional information about A&B may be found at its web site: www.alexanderbaldwin.com.

Statements in this press release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release.

ALEXANDER & BALDWIN, INC.
2011 and 2010 Consolidated First-Quarter Results (Condensed)
(In Millions, Except Per Share Amounts, Unaudited)

	2011	2010
Three Months Ended March 31:
Revenue	$405.6	$343.1
Income From Continuing Operations	$1.3	$3.2
Discontinued Operations: Properties1	$3.9	$14.1
Net Income	$5.2	$17.3
Basic Earnings per Share:
Continuing Operations	$0.03	$0.08
Net Income	$0.12	$0.42
Diluted Earnings per Share:
Continuing Operations	$0.03	$0.08
Net Income	$0.12	$0.42
Weighted Average Basic Shares Outstanding	41.5	41.1
Weighted Average Diluted Shares Outstanding	41.8	41.3

1	“Discontinued Operations: Properties” consists of sales, or intended sales, of certain lands and buildings that are material and have separately identifiable earnings and cash flows.

ALEXANDER & BALDWIN, INC.
Industry Segment Data (Condensed)
(In Millions, Except Per Share Amounts, Unaudited)	Three Months Ended
	March 31,
	2011	2010
Revenue:
Transportation
Ocean Transportation	$269.6	$229.5
Logistics Services	91.3	77.1
Real Estate
Leasing	26.0	23.6
Sales	23.4	60.3
Less Amounts Reported In Discontinued Operations	(14.3)	(57.4)
Agribusiness	16.1	14.2
Reconciling Items	(6.5)	(4.2)
Total Revenue	$405.6	$343.1

Operating Profit, Net Income:
Transportation
Ocean Transportation	$(7.4)	$10.4
Logistics Services	1.5	1.9
Real Estate
Leasing	10.6	9.1
Sales	12.0	21.4
Less Amounts Reported In Discontinued Operations	(6.7)	(22.2)
Agribusiness	2.6	(1.1)
Total Operating Profit	12.6	19.5
Interest Expense	(6.2)	(6.5)
General Corporate Expenses	(4.2)	(6.6)
Income From Continuing Operations
Before Income Taxes	2.2	6.4
Income Tax Expense	0.9	3.2
Income From Continuing Operations	1.3	3.2
Income from Discontinued Operations (net of income taxes)	3.9	14.1
Net Income	$5.2	$17.3

Basic Earnings Per Share, Continuing Operations	$0.03	$0.08
Basic Earnings Per Share, Net Income	$0.12	$0.42

Diluted Earnings Per Share, Continuing Operations	$0.03	$0.08
Diluted Earnings Per Share, Net Income	$0.12	$0.42

Weighted Average Basic Shares Outstanding	41.5	41.1
Weighted Average Diluted Shares Outstanding	41.8	41.3

ALEXANDER & BALDWIN, INC.
Condensed Consolidated Balance Sheet
(In Millions)

	March 31,	December 31,
	2011	2010
	(Unaudited)
ASSETS
Current Assets	$283	$264
Investments in Affiliates	332	329
Real Estate Developments	124	122
Property, Net	1,633	1,651
Employee Benefit Plan Assets	3	3
Other Assets	141	126
Total	$2,516	$2,495

LIABILITIES & EQUITY
Current Liabilities	$383	$353
Long-Term Debt	374	386
Liability for Benefit Plans	137	135
Other Long-Term Liabilities	55	54
Deferred Income Taxes	432	431
Shareholders’ Equity	1,135	1,136
Total	$2,516	$2,495